As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APi Group Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-1510303 (I.R.S. Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN (Address of Principal Executive Offices)	55112 (Zip Code)

APi Group, Inc. Profit Sharing & 401(k) Plan, as amended
(Full title of the plan)

Louis B. Lambert
Senior Vice President, General Counsel and Secretary
APi Group Corporation
1100 Old Highway 8 NW
New Brighton, MN 55112
(651) 636-4320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Flora R. Perez, Esq. Brian J. Gavsie, Esq. Grant J. Levine, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

APi Group Corporation (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 in connection with the reallocation of 320,000 shares of its common stock previously reserved for issuance under the APi Group, Inc. 401(k) Safe Harbor Plan (the “Safe Harbor Plan”) or the Vipond Inc. Employees’ Profit Sharing Plan (the “Vipond Plan”) so that those shares are now reserved for issuance under the APi Group, Inc. Profit Sharing & 401(k) Plan, as amended (the “Profit Sharing Plan”). Those 320,000 shares, which includes 260,000 shares previously reserved for issuance under the Safe Harbor Plan and 60,000 shares previously reserved for issuance under the Vipond Plan, were previously registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2021 (File No. 333-254675) (the “2021 Registration Statement”). In accordance with General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the 2021 Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein. The Company is concurrently filing Post-Effective Amendment No. 1 to the 2021 Registration Statement to deregister the 320,000 shares from that registration statement.

Following the reallocation described above, the table below reflects the shares of common stock reserved for issuance under the three plans:

	Profit Sharing Plan	Safe Harbor Plan	Vipond Plan	Total
Shares Originally Allocated	2,750,000	900,000	350,000	4,000,000
Shares Reallocated	320,000	(260,000)	(60,000)	—
Total	3,070,000	640,000	290,000	4,000,000
This table does not reflect shares originally allocated that have been issued pursuant to the plans.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024;

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 2, 2024, and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the Commission on August 1, 2024;

(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 2, 2024, February 28, 2024, March 5, 2024 (other than Item 7.01 and Item 9.01 with respect to Exhibits 99.1 and 99.2), April 19, 2024 (other than Item 7.01 and Item 9.01 with respect to Exhibits 99.1 and 99.2), April 25, 2024, May 13, 2024 (other than Item 7.01 and Item 9.01 with respect to Exhibit 99.1), and June 20, 2024; and

(d)    The description of the Registrant’s common stock contained in Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2020, filed with the Commission on March 24, 2021.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. Exhibits.

Exhibit Number	Exhibit Description
4.1
Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-237553), filed with the Commission on April 20, 2020).

4.2
Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-237553), filed with the Commission on April 29, 2020).

4.3
Base Plan for the (i) APi Group, Inc. Profit Sharing & 401(k) Plan and (ii) APi Group, Inc. 401(k) Safe Harbor Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-254675), filed with the Commission on March 25, 2021).

4.4
Amendments to the APi Group, Inc. Profit Sharing & 401(k) Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-254675), filed with the Commission on March 25, 2021).

5.1	Opinion of Greenberg Traurig.
5.2
IRS Determination Letter for APi Group, Inc. Profit Sharing and 401(k) Plan and APi Group, Inc. 401(k) Safe Harbor Plan (incorporated by reference to Exhibit 5.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-254675), filed with the Commission on March 25, 2021).

The Registrant has submitted and/or will submit the applicable Plan and any amendments thereto to the Internal Revenue Service (“IRS”), as applicable, in a timely manner and will make all changes required by the IRS in order to qualify the applicable Plan.

23.1	Consent of KPMG LLP.
23.2	Consent of Greenberg Traurig (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table.

No opinion of counsel is being furnished with respect to the Vipond Inc. Employees’ Profit Sharing Plan’s compliance with ERISA because said plan is not subject to the requirements of ERISA.

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brighton, State of Minnesota, on August 1, 2024.

APi Group Corporation

By:	/s/ Louis B. Lambert
Name:	Louis B. Lambert
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Russell Becker, Kevin Krumm and Louis Lambert, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated below.

Name	Title	Date

/s/ Russell Becker	President and Chief Executive Officer and Director (principal executive officer)	August 1, 2024
Russell Becker

/s/ Kevin Krumm	Chief Financial Officer (principal financial officer)	August 1, 2024
Kevin Krumm

/s/ James Arseniadis	Vice President and Chief Accounting Officer (principal accounting officer)	August 1, 2024
James Arseniadis

/s/ Sir Martin E. Franklin	Co-Chairman of the Board	August 1, 2024
Sir Martin E. Franklin

/s/ James E. Lillie	Co-Chairman of the Board	August 1, 2024
James E. Lillie

/s/ Ian G. H. Ashken	Director	August 1, 2024
Ian G. H. Ashken

/s/ Paula D. Loop	Director	August 1, 2024
Paula D. Loop

/s/ Thomas V. Milroy	Director	August 1, 2024
Thomas V. Milroy

/s/ Anthony E. Malkin	Director	August 1, 2024
Anthony E. Malkin

/s/ Cyrus D. Walker	Director	August 1, 2024
Cyrus D. Walker

/s/ Carrie A. Wheeler	Director	August 1, 2024
Carrie A. Wheeler